Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7098 Telephone: (215) 564-8000 Fax: (215) 564-8120

July 31, 2012

Board of Trustees
GPS Funds II
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, CA 94523-3967

Re:
Institutional Shares and Service Shares of GuidePathSM Multi-Asset Income Asset Allocation Fund, GuidePathSM Fixed Income Allocation Fund, and GuidePathSM Altegris® Multi-Strategy Alternative Allocation Fund

Gentlemen:

We have acted as counsel to GPS Funds II, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as an open-end, series management investment company.

This opinion is given in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of two classes of shares of beneficial interest representing interests in each of three new series (each, a “Fund”) of the Trust: the GuidePath Multi-Asset Income Asset Allocation Fund, GuidePath Fixed Income Allocation Fund, and GuidePath Altegris Multi-Strategy Alternative Allocation Fund.  The Trust is authorized to issue an unlimited number of Institutional Shares and Service Shares of each Fund (collectively referred to hereinafter as the “Shares”).

In connection with providing this opinion, we have examined (i) a copy of the Trust’s Certificate of Trust, as filed with the Secretary of State of Delaware on October 20, 2010, and amended on January 14, 2011 and March 23, 2011; (ii) the Trust’s Amended and Restated Agreement and Declaration of Trust dated January 6, 2011; (iii) the Trust’s By-Laws; (iv) certain resolutions adopted by the Board of Trustees of the Trust relating to the issuance and sale of the Shares; (v) a Certificate of Good Standing dated July 30, 2012 from the Secretary of State of Delaware; and (vi) originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

Board of Trustees
GPS Funds II
July 31, 2012

This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

Based upon and subject to the foregoing information and examination, we are of the opinion that, when Post-Effective Amendment No. 6/9 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By: /s/ Fabio Battaglia
Fabio Battaglia, a Partner